Form 10-K, Exhibit 13
period 2002-12-31
DRAGON PHARMACEUTICALS INC
filed 2003-04-24
CIK 1075206

DRAGON PHARMACEUTICALS INC.
                           & SUBSIDIARIES

                           Consolidated Financial Statements
                           (Expressed in U.S. Dollars)

                           December 31, 2002 and 2001






                           Index

                           Report of Independent Accountants

                           Consolidated Balance Sheets

                           Consolidated Statements of Stockholders' Equity

                           Consolidated Statements of Operations

                           Consolidated Statements of Cash Flows

                           Notes to Consolidated Financial Statements

MOORE STEPHENS
ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 737-8117  Facsimile: (604) 714-5916

--------------------------------------------------------------------------------




REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders

DRAGON PHARMACEUTICALS INC.
& SUBSIDIARIES


We have audited the consolidated balance sheets of Dragon Pharmaceuticals Inc. & Subsidiaries ("the Company") as at December 31, 2002 and 2001 and the related consolidated statement of stockholders' equity for the years ended December 31, 2002 and 2001, and the consolidated statements of operations and cash flows for the years ended December 31, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2002 and 2001 and the results of their operations and their cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with generally accepted accounting principles in the United States.




Vancouver, Canada                             "MOORE STEPHENS ELLIS FOSTER LTD."
March 19, 2003    Chartered Accountants


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    2002                     2001
----------------------------------------------------------------------------------------------------------------------------------

ASSETS

Current
  Cash and short term securities                                                    $          4,935,766      $         9,446,084
  Accounts receivable                                                                            949,045                1,309,686
  Inventories                                                                                  1,208,277                1,095,860
  Prepaid and deposits                                                                           154,551                  140,340
----------------------------------------------------------------------------------------------------------------------------------

Total current assets                                                                           7,247,639               11,991,970

Fixed assets                                                                                   2,420,613                2,534,609

Due from related party - Hepatitis B vaccine project                                                 100                3,790,000

Refundable investment deposits - related party                                                         -                  372,000

Patent rights - related party                                                                    500,000                        -

License and permit                                                                             3,475,740                3,316,458
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                        $         13,644,092      $        22,005,037
==================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current
  Bank loans                                                                        $            483,162      $         2,887,345
  Accounts payable and accrued liabilities                                                     1,525,404                1,318,938
  Management fees payable - related parties                                                            -                  234,000
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                      2,008,566                4,440,283
----------------------------------------------------------------------------------------------------------------------------------
Minority interests                                                                                     -                  688,539
----------------------------------------------------------------------------------------------------------------------------------
Commitments (Note 16)

Stockholders' Equity

Share capital
  Authorized:  50,000,000 common shares at
    par value of $0.001 each
  Issued and outstanding:  20,334,000 common shares
    (December 31, 2001 - 20,331,000 common shares)                                                20,334                   20,331

Additional paid in capital                                                                    26,644,998               26,624,741

Accumulated other comprehensive (loss)                                                           (35,011)                 (25,008)

Accumulated deficit                                                                          (14,994,795)              (9,743,849)
----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                    11,635,526               16,876,215
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                          $         13,644,092      $        22,005,037
==================================================================================================================================


The accompanying notes are an integral part of these financial statements.


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
(Expressed in U.S. Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Accumulated
                                                                                  Compre-                      other          Total
                                              Common stock        Additional      hensive                     compre-         Stock-
                                            -----------------        paid-in       income       Deficit      hensive       holders'
                                            Shares     Amount        Capital       (loss)   accumulated       income         equity

------------------------------------------------------------------------------------------------------------------------------------

Exercise of stock options for cash         131,000       131          65,369            -              -            -        65,500

Issuance of common stock pursuant
 to a private placement at $2.00 per
 share, net of share issuance costs
 of $490,000 in September                3,500,000     3,500       6,506,500            -              -            -     6,510,000

Stock based compensation                         -         -          51,975            -              -            -        51,975

Component of comprehensive income (loss)
 - foreign currency translation                  -         -               -         580               -          580           580

 - net (loss) for the year                       -         -               -  (3,735,305)    (3,735,305)            -    (3,735,305)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive (loss)                                                         $(3,734,725)
                                                                             ============

Balance, December 31, 2001              20,331,000  $  20,331   $ 26,624,741               $ (9,743,849)    $ (25,008) $ 16,876,215
============================================================================               =========================================


The accompanying notes are an integral part of these financial statements.


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
(Expressed in U.S. Dollars)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                              Accumulated
                                                                                   Compre-                       othe          Total
                                             Common stock        Additional        hensive                     compre-        Stock-
                                       -----------------------      paid-in         income         Deficit     hensive      holders'
                                         Shares        Amount       capital         (loss)     accumulated      income        equity
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001            20,331,000    $ 20,331    $ 26,624,741            -   $ (9,743,849)   $(25,008)  $ 16,876,215

Exercise of stock options for cash         3,000           3           1,497            -               -                     1,500

Stock based compensation                       -           -          18,760            -               -           -        18,760

Components of comprehensive income (loss)
 - foreign currency translation                -           -               -       (10,003)             -    (10,003)       (10,003)

- net (loss) for the year                      -           -               -    (5,250,946)    (5,250,946)          -    (5,250,946)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive (loss)                                                         $  (5,260,949)
                                                                            ===============

Balance, December 31, 2002            20,334,000    $ 20,334    $ 26,644,998                $ (14,994,795)  $(35,011)  $ 11,635,526
============================================================================                ========================================


The accompanying notes are an integral part of these financial statements.


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2002, 2001 and 2000
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------------------------------------------------
                                                                               2002               2001              2000
-------------------------------------------------------------------------------------------------------------------------
Sales                                                              $      7,362,248   $      3,073,885  $      3,175,561

Cost of sales                                                               978,637            583,878           902,480
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                                              6,383,611          2,490,007         2,273,081

Selling, general and administrative expenses                             (5,015,029)        (5,328,110)       (3,946,975)

Depreciation of fixed assets and
  amortization of license and permit                                       (736,361)          (597,042)         (515,106)

Net write off of land-use right and fixed assets                             (6,731)            (1,012)         (257,344)

New market and EPO development expenses                                    (200,109)          (316,290)         (340,474)

Provision for doubtful accounts                                            (216,709)           (57,300)          (63,630)

Loan interest expense                                                       (70,944)          (154,644)         (102,268)

Stock-based compensation                                                    (18,760)           (51,975)         (205,375)
-------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                     118,968         (4,016,366)       (3,158,091)

Development of insulin, G-CSF and rhTPO                                  (2,100,000)                  -         (483,140)

Write-down of amount owing from related party -
   Hepatitis B Vaccine Project                                           (3,289,900)          (210,000)                 -

Interest income                                                             146,986            250,458           478,922
-------------------------------------------------------------------------------------------------------------------------
Loss before income taxes and minority interest                           (5,123,946)        (3,975,908)       (3,162,309)

Income taxes                                                                127,000                  -                 -
-------------------------------------------------------------------------------------------------------------------------
Loss before minority interest                                            (5,250,946)        (3,975,908)       (3,162,309)

Minority interest                                                                 -            240,603           416,515
-------------------------------------------------------------------------------------------------------------------------
Net (loss) for the year                                             $    (5,250,946)   $    (3,735,305)  $    (2,745,794)
=========================================================================================================================

(Loss) per share - basic and diluted                                $         (0.26)   $         (0.21)  $         (0.17)
=========================================================================================================================

Weighted average number of
  common shares outstanding
      Basic and diluted                                                  20,331,750         17,810,411        15,794,871
=========================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                     F - 5


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2002, 2001 and 2000
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                    2002                2001              2000
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from (used in) operating activities
   Net (loss) for the year                                               $    (5,250,946)    $    (3,735,305)  $    (2,745,794)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
     - stock-based compensation expense                                           18,760              51,975           205,375
     - depreciation of fixed assets and amortization of
          license and permit                                                     936,463             597,042           669,031
     - minority interests                                                              -            (240,603)         (416,515)
     - net write off of land-use right and fixed assets                            6,731               1,012           257,344
     - provision for doubtful debts                                              153,084              57,300            63,630
     - write-down of amount owing from Hepatitis B Project                     3,289,900             210,000                 -
  Changes in non-cash working capital items:
     - accounts receivable                                                       179,557            (200,110)         (561,763)
     - inventories                                                              (112,417)           (621,819)          183,925
     - prepaid expenses and deposits                                             (14,211)            (43,406)          362,006
     - accounts payable and accrued liabilities                                  206,466            (116,882)           98,112
     - management fees payable - related parties                                (234,000)            234,000                 -
-------------------------------------------------------------------------------------------------------------------------------

                                                                                (820,613)         (3,806,796)       (1,884,649)
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from (used in) investing activities
  Purchase of fixed assets                                                      (277,266)           (352,069)         (900,231)
  (Increase) decrease in restricted funds                                      2,629,955            (892,342)       (2,247,613)
  Acquisition of Patent rights                                                  (500,000)                  -                 -
  Acquisition of balance of Huaxin                                            (1,400,000)                  -                 -
  Additional cost of license                                                           -                   -          (250,000)
  Repayment from (investment in) Hepatitis B vaccine project                     500,000                   -        (4,000,000)
  Refundable investment deposits                                                 400,000                   -          (400,000)
-------------------------------------------------------------------------------------------------------------------------------

                                                                               1,352,689          (1,244,411)       (7,797,844)
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from (used in) financing activities
  Loan proceeds (repayment)                                                   (2,404,183)            689,065         1,594,453
  Proceeds from issuance of shares, net of issuance costs                          1,500           6,575,500         2,553,500
  Proceeds from shares subscribed and allotted in                                      -                   -         8,611,603
     prior period, net of issuance costs
  Funds contributed by minority shareholders                                           -                   -           403,380
-------------------------------------------------------------------------------------------------------------------------------

                                                                              (2,402,683)          7,264,565        13,162,936
-------------------------------------------------------------------------------------------------------------------------------

(Gain) loss on cash held in foreign currency                                      (9,756)                 69            (5,003)
-------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                              (1,880,363)          2,213,427         3,475,440

Cash and cash equivalents, beginning of year                                   6,306,129           4,092,702           617,262
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                  $      4,425,766    $      6,306,129  $      4,092,702
===============================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                     F - 6

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

1.   Nature of Business

     The Company was formed on August 22, 1989 as First Geneva Investments Inc. under the laws of the State of Florida. The Company changed its name to Dragon Pharmaceuticals Inc. on August 31, 1998. Pursuant to a share exchange agreement, dated July 29, 1998, the Company acquired 100% of the issued and outstanding shares of Allwin Newtech Ltd. ("Allwin") by issuing 7,000,000 common shares of the Company. This transaction is accounted for as a reverse acquisition.

     Allwin was incorporated under the laws of British Virgin Islands on February 10, 1998. Pursuant to a Sino-Foreign Co-operative Company Contract, dated April 18, 1998, Allwin and a Chinese corporation formed a limited liability company under the Chinese law, named as Sanhe Kailong Bio-pharmaceutical Co., Ltd. ("Kailong"), located in Hebei Province, China. Allwin has a 95% interest in Kailong. Pursuant to another Sino-foreign Co-operative Company Contract, dated July 27, 1999, Allwin completed the acquisition of a 75% interest in Nanjing Huaxin Bio-pharmaceutical Co. Ltd. ("Huaxin"). In January 2002, the Company acquired the balance of Huaxin for $1,400,000. Kailong is inactive and Huaxin is in the business of research and development, production and sales of pharmaceutical products in China. Allwin Biotrade Inc. ("Biotrade) was incorporated under the laws of British Virgin Islands on June 6, 2000 for the purpose of marketing and distributing biopharmaceutical products outside China. Dragon Pharmaceuticals (Canada) Inc. ("Dragon Canada") was incorporated in British Columbia, Canada on September 15, 2000 for the purpose of researching and developing new biopharmaceutical products.

2.   Change in Accounting Policies

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated of its useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occurs or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

     The adoption of SFAS No. 142 did not have a material impact on the company's consolidated financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

3.   Significant Accounting Policies

     (a)  Basis of Consolidation

          These consolidated financial statements include the accounts of the Company and its subsidiaries, Allwin, Kailong, Huaxin, Biotrade and Dragon Canada. All inter-company transactions and balances have been eliminated.

     (b)  Principles of Accounting

          These financial statements are stated in US Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

     (c)  Fixed Assets

          Fixed assets are recorded at cost. Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method.

          Depreciation is provided over the following useful lives:

            Motor vehicle                            5 years
            Lab equipment                            8 years
            Office equipment and furniture           5 years
            Leasehold improvements                   Term of lease (5 -10 years)
            Production equipment                     10 years

          Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flow expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the assets' carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

          Effective January 1, 2002, the company adopted Statement of Financial Accounting Standards (SFAS) No. 144. This statement retains the requirements of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Ling-Lived Assets to Be Disclosed of) to recognize impairments on Property, Plant and Equipment, but removes goodwill from its scope. The adoption of SAFS No. 144 did not have a material impact on the company's consolidated financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

3.   Significant Accounting Policies (continued)

     (d)  Foreign Currency Transactions

          The parent company, Allwin, Kailong, Huaxin, Biotrade and Dragon Canada maintain their accounting records in their functional currencies (i.e., U.S. dollars, U.S. dollars, Renminbi Yuan, Renminbi Yuan, U.S. dollars and Canadian dollars respectively). They translate foreign currency transactions into their functional currency in the following manner.

          At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

     (e)  Foreign Currency Translations

          Assets and liabilities of the foreign subsidiaries (whose functional currency is Renminbi Yuan or Canadian dollars) are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenue and expenses are translated at average exchange rate. Gain and losses from such translations are included in stockholders' equity, as a component of other comprehensive income.

     (f)  Accounting Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (g)  Advertising Expenses

          The Company expenses advertising costs as incurred.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

3.   Significant Accounting Policies (continued)

     (h)  Income Taxes

          The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     (i)  Comprehensive Income

          The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. SFAS No. 130 did not change the current accounting treatments for components of comprehensive income.

     (j)  Financial Instruments and Concentration of Risks

          Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

          The carrying value of cash and cash equivalents, term deposits, accounts receivable, bank loans, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company occasionally maintains balances in a financial institution beyond the insured amount. As of December 31, 2002, the Company did not have any deposits above insured limits.

          The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Chinese currency RMB. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions. Concentration of credit risk with respect to trade receivables are limited due to the Company's' large number of diverse customers in different locations in China. The Company does not require collateral or other security to support financial instruments subject to credit risk.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

3.   Significant Accounting Policies (continued)

     (k)  License and Permit

          License and permit, in relation to the production and sales of pharmaceutical products in China, is amortized on a straight-line basis over ten years.

          License and permit is tested for impairment whenever events or circumstances indicate that a carrying amount may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

     (l)  Cash and Cash Equivalents

          Cash equivalents usually consist of highly liquid investments that are readily convertible into cash with maturities of three months or less. As at December 31, 2002, cash equivalents consist of commercial papers and redeemable term deposits.

     (m)  Inventories

          Inventories are stated at the lower of cost and replacement cost with respect to raw materials and the lower of cost and net realizable value with respect to finished goods. Cost includes direct material, direct labour and overheads. Cost is calculated using the first-in, first-out method. Net realizable value represents the anticipated selling price less further costs for completion and distribution.

     (n)  Revenue Recognition

          Sales revenue is recognized upon the delivery of goods to customers.

     (o)  Stock-based Compensation

          The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-based Compensation". SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company continues to account for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

3.   Significant Accounting Policies (continued)

     (p)  Loss Per Share

          Loss per share is computed using the weighted average number of shares outstanding during the period. The Company adopted SFAS No. 128, "Earnings per share". Diluted loss per share is equal to the basic loss per share for the because common stock equivalents consisting of options to acquire 3,288,000 common shares and warrants to acquire 2,800,000 common shares that are outstanding at December 31, 2002 are anti-dilutive, however, they may be dilutive in future.

     (q)  Accounting for Derivative Instruments and Hedging Activities

          The Company has adopted the Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

          Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

     (r)  New Accounting Pronouncements

          In April 2002, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 145 (SFAS 145), Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The rescission of SFAS No. 4, Reporting Gains and Losses from Extinguishments, and SFAS 64, Extinguishments of Debt Made to Satisfy Sinking Fund Requirements, which amended SFAS 4, will affect income statement classification of gains and losses from extinguishment of debt. SFAS 145 is effective for fiscal years beginning January 1, 2002. The adoption of SFAS 145 will not have an impact on the Company's financial statements.

          In June 2002, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 146 (SFAS 146), Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issued No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 generally requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. The pronouncement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 will not have an impact on the Company's financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

3.   Significant Accounting Policies (continued)

     (r)  New Accounting Pronouncements (continued)

          In December  2002,  the  Financial  Accounting  Standard  Board issued
          Statement of Financial Accounting Standard No. 148 (SFAS 148), Accounting for Stock-based Compensation - Transition and Disclosure. SFAS 148 amends SFAS 123, Accounting for Stock-based Compensation, to provide alternative methods for voluntary transition to SFAS 123's fair value method of accounting for stock-based employee compensation. SFAS 148 also requires disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and earnings (loss) per share in annual and interim financial statements. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS 148 will not have an impact on the Company's financial statements.

          In November 2002, the Financial Accounting Standard Board issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of indebtedness of Others - An Interpretation of FASB Statements of No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation clarifies the requirements for a guarantor's accounting for and disclosures of certain guarantees issued and outstanding. FIN 45 also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee. FIN 45 is effective for guarantees entered into or modified after December 31, 2002. The adoption of FIN 45 will not have impact on the Company's financial statements.

          In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No.
          51. This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003. The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, manufacture vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties. The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

4.   Restricted Funds
     ---------------------------------------------------------------------------
                                                     2002                 2001
     ---------------------------------------------------------------------------
     Term deposits held as collateral against
                bank loans                          $510,000        $ 3,139,955

     Cash and cash equivalents                     4,425,766          6,306,129
     ---------------------------------------------------------------------------

     Cash and short term securities              $ 4,935,766        $ 9,446,084
     ===========================================================================

5.   Accounts Receivable
     ---------------------------------------------------------------------------
                                                     2002                 2001
     ---------------------------------------------------------------------------
         Trade receivables                       $ 1,141,896        $ 1,225,455

         Allowance for doubtful accounts            (279,018)           (97,982)
     ---------------------------------------------------------------------------
                                                     862,878          1,127,473

         Other receivables                            86,167            182,213
     ---------------------------------------------------------------------------
                                                   $ 949,045        $ 1,309,686
     ===========================================================================

6.   Inventories
     ---------------------------------------------------------------------------
                                                     2002                2001
     ---------------------------------------------------------------------------
         Raw materials                             $ 135,710          $ 173,687

         Finished goods                               88,857            179,871

         Work in progress                            983,710            742,302
     ---------------------------------------------------------------------------
                                                 $ 1,208,277        $ 1,095,860
     ===========================================================================

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

7.   Fixed Assets

     --------------------------------------------------------------------------------------------------------------
                                                                                   2002
                                                           --------------------------------------------------------
                                                                                   Accumulated             Net book
                                                                  Cost             depreciation             value
     --------------------------------------------------------------------------------------------------------------

         Motor vehicles                                        $ 140,388               $ 50,103            $ 90,285
         Office equipment and furniture                          385,462                144,199             241,263
         Leasehold improvements                                1,065,313                336,503             728,810
         Production and lab equipment                          2,052,260                692,005           1,360,255
     --------------------------------------------------------------------------------------------------------------

                                                              $3,643,423             $1,222,810          $2,420,613
     ==============================================================================================================


     --------------------------------------------------------------------------------------------------------------
                                                                                   2001
                                                           --------------------------------------------------------
                                                                                   Accumulated             Net book
                                                                  Cost             depreciation             value
     --------------------------------------------------------------------------------------------------------------

         Motor vehicles                                         $100,329                $31,657             $68,672
         Office equipment and furniture                          267,104                 85,935             181,169
         Leasehold improvements                                  990,940                221,652             769,288
         Production and lab equipment                          2,020,137                504,657           1,515,480
     --------------------------------------------------------------------------------------------------------------

                                                              $3,378,510               $843,901          $2,534,609
     ==============================================================================================================


For the year ended December 31, 2002, depreciation expenses totalled $384,530 (2001-$344,614, 2000 - $269,125). The majority of fixed assets are located in China.


8.   Due from Related Party - Hepatitis B Vaccine Project

    ----------------------------------------------------------------------------
                                                    2002                 2001
    ----------------------------------------------------------------------------

     Hepatitis B Vaccine Project                $4,000,000           $4,000,000

     Less : Repayment                             (500,000)                   -
            Valuation allowance                 (3,499,900)            (210,000)
    ----------------------------------------------------------------------------

                                                      $100           $3,790,000
    ============================================================================

(a) Pursuant to an agreement dated October 6, 2000, the Company paid $4,000,000 for the acquisition of certain assets and technology relating to the production of Hepatitis B vaccine. The vendor of the transaction was a company named Alphatech Bioengineering Limited, incorporated in Hong Kong, with two shareholders who are both directors of the Company.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

8.   Due from Related Party - Hepatitis B Vaccine Project (continued)

     (b) Pursuant to an amended agreement dated June 5, 2001, in the event that the Company failed to find a joint venture partner, establish a production facility for the vaccine project or sell the project to a third party within nine months from the date of this amended agreement, Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction) and one of the shareholders of Alphatech, demanded to repurchase the project from the Company. The repurchase price of $4.0 million is payable as follows:

          (i)  $500,000 at the date of repurchase; and

          (ii) the balance to be paid within eighteen (18) months of the date of repurchase with interest at 6% per annum. The interest will be accrued from six months after the date of repurchase.

     The Company decided not to pursue the project and Dr. Liu has repurchased the project on the agreed terms.

     The amount owing by Dr. Liu to the Company is unsecured. The Company has chosen, given the significant amount involved and the lack of security, to conservatively value the amount owing and has set up a provision for the full amount, less a nominal amount of $100.

9.   Refundable Investment deposits - Related Party

     ---------------------------------------------------------------------------
                                                     2002                 2001
     ---------------------------------------------------------------------------

     Guanzhou Recomgen Biotech Co. Ltd.
     - Tissue Plasminogen Activator ("TPA")
     Project                                            -              $400,000

     Less:  Valuation allowance                         -               (28,000)
     ---------------------------------------------------------------------------

                                                        -              $372,000
     ===========================================================================

     During the year 2000, the Company paid $400,000 to Guanzhou Recomgen Biotech Co. Ltd. ("Guanzhou Recomgen"), a company incorporated in China, for the funding of its TPA research and development programs with the intention of acquiring the technology. Guanzhou Recomgen is controlled by Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction). The Company decided not to proceed with the funding and the acquisition due to financial market and economic conditions and the $400,000 was repaid in January 2002.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

10.  Patent Rights - Related Party

     Pursuant to an agreement dated January 14, 2002, the Company entered into a Patent Development Agreement with the Dr. Longbin Liu, a director of the Company (and President and CEO of the Company at the time of the transaction) and a company controlled by the Dr. Liu entitling the Company to acquire one patent filed in the United States related to the discovery of a new gene or protein. Consideration for the right to acquire the patent was payment of US$500,000 (paid) and the issuance of warrants to acquire 1,000,000 common shares of the Company at a price of $2.50 per share for a period of five years. The patent may be acquired prior to January 14, 2005 at no additional cost other than the reasonable legal costs of obtaining the patent.

     The issuance and exercisable of warrants to acquire 1,000,000 common stock of the Company is contingent upon the success of patent applications. The US$500,000 will be refunded to the Company if no patent applications have been filed by January 14, 2005.

11.  License and permit

     ---------------------------------------------------------------------------
                                                       2002               2001
     ---------------------------------------------------------------------------

     Original cost                                 $5,012,582        $ 4,301,121
     Accumulated amortization                       1,536,842            984,663
     ---------------------------------------------------------------------------

                                                  $ 3,475,740        $ 3,316,458
     ===========================================================================

     Amortization expenses for the license and permit for the year ended December 31, 2002 was $551,933 (2001 - $450,200, 2000 - $399,906)

     The estimated amortization expense for each of the five succeeding fiscal years is as follows:

         2003                       $552,000
         2004                       $552,000
         2005                       $552,000
         2006                       $552,000
         2007                       $552,000

     The above amortization expense forecast is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, accelerated amortization of license and permit, and other events.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

12.  Bank Loans

     ------------------------------------------------------------------------------------------------------------------
                                                                                             2002               2001
     ------------------------------------------------------------------------------------------------------------------

         RMB 7,800,000, bearing interest at 5.265% per annum and due on January
         31, 2003. The loan is secured by the term deposit.                                 $   -           $942,312

         RMB 4,000,000, bearing interest at 5.265% per annum and due on August
         20, 2002.  The loan is secured by the term deposit.                                    -            483,238

         RMB 4,000,000, bearing interest at 3.394% per annum and due on February
         26, 2003. (Repaid subsequent to year-end.) The loan is secured by the            483,162                  -
         term deposit.

         RMB 1,400,000 bearing interest at 5.265% per annum and due on July 26,
         2002.  The loan is secured by the term deposit.                                                     169,133

         RMB 2,300,000 bearing interest at 5.265% per annum and due on January
         18, 2002. The loan is secured by the term deposit.                                     -            277,862

         RMB 3,150,000 bearing interest at 5.265% per annum and due on April 4,
         2002.  The loan is secured by the term deposit.                                        -            380,550

         RMB 3,700,000 bearing interest at 5.265% per annum and due on June 19,
         2002.  The loan is secured by the term deposit.                                        -            446,995

         RMB 1,555,000 bearing interest at 5.265% per annum and due on January
         31, 2003. The loan is secured by the term deposit.                                     -            187,255
         --------------------------------------------------------------------------------------------------------------

         Total                                                                          $ 483,162        $ 2,887,345
         ==============================================================================================================

     The weighted average interest rate was 5.265% and 5.249% for the years ended December 31, 2002 and 2001, respectively.


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

13.  Income Taxes

     (a) Kailong and Huaxin are subject to income taxes in China on its taxable income as reported in its statutory accounts at a tax rate in accordance with the relevant income tax laws.

          Allwin and Biotrade are not subject to income taxes. As at December 31, 2002, $3.4 million of unremitted earnings attributable to international companies were considered to be indefinitely invested. No provision has been made for taxes that might be payable if these earnings were remitted to the United States. The company's intention is to reinvest these earnings permanently or to repatriate the earnings when it is tax effective to do so. It is not practicable to determine the amount of incremental taxes that might arise were these earnings to be remitted.

          As at December 31, 2002, the company has estimated losses, for tax purposes, totalling approximately $7,535,000, which may be applied against future taxable income. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

     (b) The tax effect of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:


          -------------------------------------------- -------------------- ------------------ -------------------
                                                                      2002               2001                2000
          -------------------------------------------- -------------------- ------------------ -------------------
                                                               $ 2,560,000         $ 1,175,000          $ 265,000
          Tax losses carried forward
          Stock-based compensation                                   6,400              17,700             70,000
          Provision for amount owing from  Hepatitis
            B Vaccine Project                                    1,118,000                   -                  -
          Less: valuation allowance                             (3,684,400)         (1,192,700)          (335,000)
          -------------------------------------------- --------------------  ------------------ -------------------

                                                               $         -         $         -          $       -
          ============================================ ====================  ================== ===================


          A reconciliation of the federal statutory income tax to the Company's effective income tax rate, for the years ended December 31, 2002, 2001 and 2000 are as follows:


          -------------------------------------------- -------------------- ------------------ ------------------
                                                                     2002               2001               2000
          -------------------------------------------- -------------------- ------------------ ------------------
                                                                   (34.0%)            (34.0%)            (34.0%)
          Federal statutory income tax rate

          Operations taxed at lower rate in foreign
          jurisdiction                                              (2.7%)                -                  -
          Tax exempted income                                      (21.4%)             (5.0%)                -
          Non-deductible expenses                                   32.1%                 -                  -
          Benefit of loss carry forward                             28.5%              39.0%              34.0%
          -------------------------------------------- -------------------- ------------------ ------------------
                                                                     2.5%                 -                  -
          ============================================ ==================== ================== ==================

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

14.  Stock Options and Warrants

     (a)  Stock Options Plans

          The Company charged $18,760, $51,975 and $205,375, for the years ended December 31, 2002, 2001 and 2000, respectively, to income due to the exercise price of the vested options granted being below fair value of the Company's stock on the date of the grant. During the year ended December 31, 2002, the Company granted options to purchase 920,000 shares at a price of $1.70 per share, expiring April 25, 2007. The market price at the time of the grant of the options was $1.60 while the fair value of the option is $1.15.

          The following is a summary of the employee stock option information for the period ended December 31, 2002:


          ------------------------------------------------------ ------------------ ------------------------
                                                                                           Weighted Average
                                                                            Shares           Exercise Price
          ------------------------------------------------------ ------------------ ------------------------

          Options outstanding at December 31, 2000                       3,043,000            $   1.89
          Granted                                                          195,000            $   1.79
          Forfeited                                                       (137,500)           $   2.93
          Exercised                                                       (131,000)           $   0.50
          ------------------------------------------------------ ------------------ ------------------------

          Options outstanding at December 31, 2001                       2,969,500            $   1.92
          Granted                                                          920,000            $   1.70
          Forfeited                                                       (598,500)           $   2.30
          Exercised                                                         (3,000)           $   0.50
          ------------------------------------------------------ ------------------ ------------------------

          Options outstanding at December 31, 2002                       3,288,000              $ 1.82
          ====================================================== ================== ========================




                                 Options Outstanding                                 Options Exercisable
          -------------------------------------------------------------------  ------------------------------
                                               Weighted
                                                Average         Weighted                           Weighted
               Range of                        Remaining         Average                           Average
               Exercise         Number        Contractual       Exercise           Number          Exercise
                Prices       Outstanding         Life             Price          Exercisable        Price
          -------------------------------------------------------------------  ------------------------------

               $0.01 - $1.00     1,226,500     1.27             $   0.50          1,226,500        $   0.50

               $1.01 - $2.00       726,500     4.29             $   1.70            726,500        $   1.70

               $2.01 - $3.00        60,000     1.86             $   2.50             60,000        $   2.50

               $3.01 - $4.00     1,275,000     2.87             $   3.13          1,275,000        $   3.13
                                 --------- --------            ---------          ----------       --------
                                 3,288,000     2.57             $   1.82          3,288,000        $   1.82
                                 ========= ========            =========          ==========       ========


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

14.  Stock Options and Warrants (continued)

          The Company accounts for its stock-based compensation plan in accordance with APB Opinion No. 25, under which no compensation is recognized in connection with options granted to employees except if options are granted with a strike price below fair value of the underlying stock. The Company adopted the disclosure requirements SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company is required to calculate and present the pro forma effect of all awards granted. For disclosure purposes, the fair value of each option granted to an employee has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%, dividend yield 0%, volatility of 90% (2001 - 89%, 2000 - 89%), and expected lives of approximately 0 to 5 years. Based on the computed option values and the number of the options issued, had the Company recognized compensation expense, the following would have been its effect on the Company's net loss:


          --------------------------------------------- ------------------- ---------------- ----------------
                                                                      2002             2001             2000
          --------------------------------------------- ------------------- ---------------- ----------------

          Net (loss) for the year:
          - as reported                                       $(5,250,946)     $(3,735,305)     $(2,745,794)
          - pro-forma                                         $(6,312,839)     $(3,735,889)     $(2,746,378)
          --------------------------------------------- ------------------- ---------------- ----------------

          Basic and diluted (loss) per share:
          - as reported                                        $(0.26)           $(0.21)          $(0.17)
          - pro-forma                                          $(0.31)           $(0.21)          $(0.17)
          --------------------------------------------- ------------------- ---------------- ----------------


(b)  Warrants

     Share purchase warrants outstanding as at December 31, 2002:


              Number                  Underlying            Exercise Price
            of Warrants                 Shares                 Per Share          Expiry Date
            -----------               -----------           --------------        ------------------
             3,500,000                  1,750,000                $2.00            September 13, 2003
                50,000                     50,000                $1.70            November 15, 2004
             1,000,000*                 1,000,000                $2.50            January 14, 2007
        * See Note 10


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

15.  Related Party Transactions

     (a)  The Company  incurred the  following  expenses to two directors of the
          Company:

          ----------------------------------- --------------------- --------------------- -------------------
                                                      2002                  2001                2000
          ----------------------------------- --------------------- --------------------- -------------------

          Management fees                        $ 192,500             $ 336,000            $ 72,000
          =================================== ===================== ===================== ===================


     (b) Pursuant to an agreement dated January 14, 2002, the Company entered into a Project Development Agreement with Dr. Longbin Liu ("Dr. Liu"), a director of the Company (and President and CEO of the Company at the time of the transaction) to continue the research and development of G-CSF and Insulin for the Company. The Company will make payment for the development of G-CSF as follows:

          (i) US$500,000 to be provided at the commencement of the research in the G-CSF Project (paid);

          (ii) US$500,000 to be provided when cell-line and related technology is established and animal experimentation commences in the G-CSF Project; and

          (iii)US$300,000 to be provided when a permit for clinical trials for G-CSF has been issued by the State Drug Administration of China ("SDA"); and

          (iv) US$200,000 to be provided when a new drug license for G-CSF is issued to Dragon by the SDA.

          (v) US$500,000 to be paid as a bonus if the SDA issues the new drug license for G-CSF to Dragon before January 14, 2005.


          The Company will make payment for the development of Insulin as follows:

          (i) US$750,000 to be provided by at the commencement of the research in the Insulin Project (paid);

          (ii) US$750,000 to be provided when cell-line and related technology is established and animal experimentation commences in the Insulin Project (paid);

          (iii)US$300,000 to be provided when a permit for clinical trials for Insulin has been issued by the SDA; and

          (iv) US$200,000 to be provided when a new drug license for Insulin is issued to Dragon by the SDA.

          (v) US$500,000 to be paid as a bonus if the SDA issues the new drug license for Insulin to Dragon before January 14, 2005.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

15.  Related Party Transactions (continued)

          For both the G-CSF and Insulin Projects:

          (i) If the Company elects to cease development of the project it will forfeit any payments made and lose ownership of the Project, but it will not be obligated to make any further payments toward the Project;

          (ii) if an application for permit for clinical trials is not submitted within three years with respect to the G-CSF Project or four years with respect to the Insulin Project or if the SDA rejects the Projects for technical or scientific reasons or If development of the Project is terminated by Dr. Liu, then Dr. Liu will refund to the Company all amounts paid, without interest or deduction, with respect to the Project within six months.

          As at December 31, 2002, the Company has paid a total of $1,500,000 and $500,000 towards the Insulin and G-CSF Projects, respectively. The Company has paid an additional $100,000 to a company controlled by Dr. Liu to produce Insulin samples for drug registration purposes.

     (c)  see Notes 8, 9, and 10 also.

16.  Commitments

     The Company has entered into operating lease agreements with respect to Huaxin's production plant in Nanjing, China for an amount of RMB 2,700,000 (US$326,134) per annum until June 11, 2009, and the Company's administrative offices in Vancouver for an amount escalating from CDN$200,000 to CDN$230,000 (US$127,000 to US$146,000) per annum until March
     31, 2007. Minimum payments required under the agreements are as follows:

                2003                                       $ 453,339
                2004                                         468,171
                2005                                         469,260
                2006                                         472,528
                2007                                         363,005
                2008 - 2009                                  470,841
                -----------------------------------------------------

                Total                                    $ 2,697,144
                =====================================================

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

17.  Segmented Information

     The Company operates exclusively in the biotech sector. The Company's assets and revenues are distributed as follows:

                                                                                             2002                    2001
         -----------------------------------------------------------------------------------------------------------------
         ASSETS
         North America                                                                 $4,144,668             $10,407,749
         China                                                                          9,020,882              11,137,507
         Others                                                                           478,542                 459,781
         -----------------------------------------------------------------------------------------------------------------
         Total                                                                        $13,644,092             $22,005,037
         =================================================================================================================


         ------------------------------------------------------------------------------------------------------------------
                                                               Year ended              Year ended               Year ended
                                                             December 31,            December 31,             December 31,
                                                                     2002                    2001                     2000
         ------------------------------------------------------------------------------------------------------------------
         REVENUE
         North America                                         $     -                 $     -                  $     -
         China                                                  3,002,898               2,630,182                3,175,561
         Others                                                 4,359,350                 443,703                     -
         ------------------------------------------------------------------------------------------------------------------
         Total                                                 $7,362,248              $3,073,885               $3,175,561
         ==================================================================================================================

18.  Economic Dependence

     $3,700,000 in sales for the year ended December 31, 2002 has been made to one customer, representing 50.26% of total sales.

19.  Comparative Figures

     Certain 2000 and 2001 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2002.